Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

In exchange for the terms, conditions and releases set forth below, Nektar Therapeutics (“Nektar” or the “Company”) and Tim Harkness (“you”) hereby agree as follows:

1. Effective Date. This Agreement will become effective on the eighth day after you sign and deliver this Agreement to the Company (the “Effective Date”), provided that you do not revoke this Agreement before such date pursuant to Paragraph 7(c) below.

2. Termination of Employment. Your employment as Senior Vice President and Chief Financial Officer of the Company, as well as your employment in any other capacity for the Company or any of its affiliates, shall terminate, effective December 10, 2007 (the “Termination Date”). Following the Termination Date, you shall not be authorized to transact any business on behalf of the Company or any its affiliates or subsidiaries.

3. Consideration. Provided that you comply with all of the terms of this Agreement, the Company shall provide you with the following severance benefits (the “Severance Benefits”): (a) the Company will make a severance payment to you within three (3) business days following the Effective Date in the amount of $385,000.00, less all applicable withholdings and standard deductions (the “First Severance Payment”); (b) the Company will also make monthly severance payments to you in the amount of $27,500.00, less all applicable withholdings and standard deductions (the “Monthly Severance Payment”) commencing on the one month anniversary of the Effective Date and continuing on each one-month anniversary of the Effective Date and ending on the twelve month anniversary of the Effective Date; provided, however, following the first two (2) Monthly Severance Payments, you shall not be paid, and instead will accrue, the Monthly Severance Payments until the first business day following the six month anniversary of the Effective Date when all previously accrued but unpaid Monthly Severance Payment will be paid to you, and thereafter, you will be paid Monthly Severance Payments on or before each monthly anniversary of the Effective Date; and provided, further that (except as set forth in the next parenthetical phrase) you shall cease accruing or being entitled to receive Monthly Severance Payments on the earlier to occur of (i) the date you commence new employment; or (ii) on the one-year anniversary of the Effective Date (it being understood that if you obtain new employment during the one year period after the Termination Date, you will be entitled to a proportionate payment at the next regularly scheduled payment date, in respect of the Monthly Severance Payments, based on the number of days elapsed since the Termination Date until the date you obtain such new employment; thus, for example, if you obtain employment on the 95th day after the Termination Date, you will receive a Monthly Severance Payment on the six month anniversary of the Termination Date, equal to $27,500 x 12 x 95/360, less amounts previously paid to you, i.e., the first two Monthly Severance Payments described above); (c) in accordance with your offer letter, dated August 9, 2007 (the “Offer Letter”) and as set forth below in Paragraph 17, you shall become immediately vested in those shares of the Company’s common stock that would have vested pursuant to your Option (as such term is defined below in Paragraph 17) as if your Option allowed monthly vesting during your first year of your employment with the Company; and (d) in accordance with your Offer Letter and as set forth below in Paragraph 17, your deadline to exercise your right to acquire the shares of the Company’s common stock underlying the vested portion of your Option will be extended to the twelve month anniversary of the Termination Date; and (e) provided that you timely exercise your right to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the monthly health insurance coverage payments for you and your eligible dependents for a period commencing on the Termination Date and ending on the earlier to occur of (i) the twelve month anniversary of the Termination Date, and (b) the date you become eligible to receive health insurance coverage from a subsequent employer. You shall notify the Company promptly upon accepting employment with any other person or entity, but no later than three calendar days prior to commencing such employment, and at the same time, you shall notify the Company whether you are eligible to receive health coverage in connection with such employment. You acknowledge that the Severance Benefits represent payments that you would not otherwise be entitled to receive, now or in the future, without entering into this Agreement, and constitutes valuable consideration for the promises and undertakings set forth in this Agreement.

4. Payment of Salary and Expenses. On your Termination Date, the Company will pay to you all accrued and unpaid salary and any accrued but unused paid time off as of the Termination Date (collectively, the “Accrued Obligations”). In the event that you have a negative paid time off balance, you agree that such amount will be deducted from the Company’s payment to you of your Accrued Obligations. By signing below, you acknowledge and represent that, upon receiving the Accrued Obligations, you will have received all salary, wages, bonuses, accrued vacation and paid time off, and all other benefits and compensation due to you through the Termination Date. You agree that, within ten (10) days after the Termination Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Termination Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

5. Return of Property; Proprietary Information Agreement. Within five days following the Termination Date, you shall return to the Company any and all Company property, including, but not limited to, documents (in whatever paper or electronic form they exist), things relating to the business of the Company and all intellectual, electronic and physical property belonging to the Company that is in your possession or control, including but not limited to any emails, documents, power point presentations, business plans, financial plans, personnel information and/or financial statements belonging to the Company or that contain confidential information of the Company. Your signature below constitutes your certification that you have returned all documents and other items provided to you by the Company, developed or obtained by you as a result of your employment with the Company, or otherwise belonging to the Company. Notwithstanding the foregoing, you may keep your computer and your cellular telephone (and corresponding telephone number for your personal use) and the Company will provide to you reasonable IT assistance in transitioning your calendar and contacts information from the Company’s network to your personal system; provided, however, you will, at the earliest practicable date, deliver your computer to the Company’s IT department for the purpose of creating a mirror data back-up copy for the Company’s archival records. You hereby reaffirm and agree to observe and abide by the terms of your Employment Agreement (the “Employment Agreement”) with the Company, specifically including the provisions therein regarding assignment of inventions, nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees. The obligations under the Employment Agreement that survive the termination of your employment are specifically incorporated herein by reference.

6. Release of Claims. You agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company and its officers, directors, agents and employees, and is satisfactory consideration for the release of claims set forth herein. On behalf of yourself, and your respective heirs, family members, executors and assigns, you hereby fully and forever release the Company and its past and present subsidiaries and affiliates, and each of their past, present and future officers, agents, directors, employees, investors, stockholders, administrators, attorneys, representatives, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (the “Releasees”), from, and agree not to sue or institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, cause of action, charge, controversy, duty, obligation, demand, loss, cost, debt, damages, penalties, judgment, order, or liability relating to or arising out of any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the date you sign this Agreement (collectively “Claims”). The released Claims include, but are not limited to: (i) any and all Claims relating to or arising from your employment relationship with the Company and the termination of that relationship, including any Claims with respect to wages, bonuses, commissions, vacation pay, or any other form or amount of compensation, or any Claim arising out of your offer letter, dated August 24, 2007, or the Company’s Change of Control Severance Plan; (ii) any and all Claims relating to, or arising from, your right to receive or purchase any form of equity in the Company or any Releasee, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; (iii) any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; (iv) any and all Claims for violation of any federal, state or municipal law, regulation, ordinance, constitution or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act; the California Fair Employment and Housing Act; the California Family Rights Act; and the California Labor Code, including, but not limited to section 201, et seq,. section 970, et seq., sections 1400-1408; and all amendments to each such Act as well as the regulations issued thereunder; and (v) any and all Claims for attorneys’ fees and costs.

Notwithstanding the foregoing, nothing in this Paragraph 6 shall release (i) any obligations owed by the Company expressly described in this Agreement, (ii) any claims you may have for indemnification under any of the Company’s charter documents, or under California Labor Code Section 2802 or other applicable law, or for coverage under any of the Company’s directors and officers insurance policies; (iii) your claims for any benefits that are vested as of the Termination Date under the Company’s health, welfare, 401k or stock option plans; (iv) your claims for underlying workers’ compensation benefits; or (v) any claims pursuant to Paragraph 7(e) of this Agreement.

Except for those obligations created by or arising out of this Agreement, or any intentional misappropriation of trade secrets, a breach of fiduciary duty that you would not otherwise be entitled to indemnification by the Company under Section 145 of the Delaware General Corporation Law, theft, embezzlement and/or other crimes committed by you, the Company hereby covenants not to sue and fully releases and discharges you from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, including without limitation those arising out of or in any way connected with your employment or termination of employment with the Company.

7. Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that:

(a) you should consult with an attorney prior to executing this Agreement;

(b) you have at least twenty-one (21) days within which to consider this Agreement;

(c) you have seven (7) days following the date that you sign this Agreement to revoke the Agreement; provided, however, that any such revocation must be in writing and delivered to Howard W. Robin at the Company’s principal office, by close of business on or before the seventh day from the date that you sign this Agreement;

(d) this Agreement shall not be effective until the eighth day after you execute and do not revoke this Agreement; and

(e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

8. Civil Code Section 1542/Unknown Claims. Each party represents that such party is not aware of any claims against the other party other than the claims that are released by this Agreement. Each party acknowledges that such party has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being aware of said code section, each party agrees to expressly waive any rights such party may have thereunder, as well as under any statute or common law principles of similar effect.

9. No Pending or Future Lawsuits. Each party represents that such party has no lawsuits, claims, or actions pending in such party’s name, or on behalf of any other person or entity, against the other party or any of the Releasees. Each party also represents that such party does not intend to bring any claims on such party’s own behalf or on behalf of any other person or entity against the other party or any of the Releasees. You also promise to opt out of any class or representative action and to take such other steps as you have the power to take to disassociate yourself from any class or representative action seeking relief against the Company and/or any other Releasee regarding any of the claims released in this Agreement.

10. Confidentiality of Agreement. You agree to keep the existence and terms of this Agreement in the strictest confidence and, except as required by law, not reveal the existence or terms of this Agreement to any persons except your immediate family, your attorney, and your financial advisors (and to them only provided that they also agree to keep the information completely confidential), and the court in any proceedings to enforce the terms of this Agreement.

11. Non-Disparagement. Each party agrees not to make any oral or written statement that disparages or criticizes the other party, and in your case, the Company’s management, employees, products or services, or damages the other party’s reputation or impairs the other party’s normal operations; provided, however, that nothing in this Agreement shall prohibit either party from providing truthful information or testimony in response to any court order, subpoena, or government investigation, or in connection with any legal proceeding between the Company and you. For the purposes of this Section 11, the reference to the Company as a party to this Agreement includes only the Company’s Section 16(b) officers and the members of its Board of Directors.

12. Entire Agreement. Except for the Employment Agreement and Equity Award Agreements, the terms of which are specifically incorporated herein as set forth herein in Paragraphs 5 and 17, this Agreement constitutes the entire agreement between you and the Company concerning your employment with and separation from the Company and all the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings, both written and oral, concerning your relationship with the Company.

13. No Admission of Liability. Each party understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by the either party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by such party of any fault or liability whatsoever to the other party or to any third party.

14. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Similarly, you represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this Agreement. The Company and you each warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

15. Solicitation of Employees. You agree that for a period of twelve (12) months immediately following the Termination Date, you shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to terminate their employment with the Company, or attempt to solicit, induce, recruit, or encourage employees of the Company to become employed or engaged as a consultant, either for yourself or for any other person or entity. Furthermore, you understand and acknowledge that the Company may at its sole discretion notify any new employer of your ongoing rights and obligations under this Agreement and the Employment Agreement.

16. Material Breaches of Agreement. You acknowledge and agree that any breach of Paragraphs 5, 6, 7, 9, 11, or 15 shall constitute a material breach of the Agreement and in the case of a breach by you, shall entitle the Company immediately to recover the consideration discussed in Paragraph 3 above, except as provided by law. In the event that the Company or you brings an action to enforce or effect their rights under this Agreement, the prevailing party shall be entitled to recover their reasonable attorneys’ fees and expenses incurred in connection with such an action.

17. Equity Interests. The Company has previously granted an option to you to acquire 200,000 shares of the Company’s common stock (the “Options”) and a restricted stock unit for 10,000 shares (the “RSU”). Prior to entering into this Agreement you did not have any vested right to acquire any of the shares underlying the Options or RSU. In accordance with the terms of your Offer Letter and subject to the terms of Paragraph 3 above, as of the Effective Date, you shall become immediately vested in 12,500 shares of the Company’s common stock underlying the Options (the “Vested Option Shares”), which represent those shares that would have vested as of the Termination Date if you were entitled to monthly vesting of your Options during the first year of your employment. Your deadline to exercise your right to acquire all or any portion of the Vested Option Shares shall be extended to the one year anniversary of the Termination Date. The remaining 187,500 shares of the Company’s common stock underlying the Options and all of the shares of the Company’s common stock underlying the RSU are hereby forfeited by you in accordance with the terms of your stock option agreement and related stock option notice, and your RSU Agreement and related RSU notice and the Company’s 2000 Equity Incentive Plan (collectively, the “Equity Award Agreements”). You hereby acknowledge and waive that, except as set forth in this Paragraph 17, you have no further right or benefits under any agreement to receive or acquire any security or derivative security in or with respect to the Company or any of its affiliates or subsidiaries.

18. Waivers; Modifications. No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and, then, only to the specific purpose, extent and instance so provided. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by you and an authorized representative of the Company.

19. Severability. If any provision of the Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application.

20. Counterparts. The Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21. Choice of Law. The Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

22. Public Statements. In its public statements regarding your departure, the Company will state only that: “Tim Harkness has left the Company.”

23. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that: (a) they have read this Agreement; (b) they understand the terms and consequences of this Agreement and of the releases it contains; and (c) they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

AGREED AND ACCEPTED:

Nektar Therapeutics		Tim Harkness

/s/ Gil M. Labrucherie		/s/ Tim Harkness
By:	Gil M. Labrucherie	Tim Harkness
Title:	General Counsel

Date:	12/10/2007	Date:	12/10/2007